Exhibit 99.1

C.H. Robinson

14701 Charlson Road

Eden Prairie, Minnesota 55347

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON ANNOUNCES CFO TRANSITION

Management Changes to Support Anticipated Increase in Technology Investments

EDEN PRAIRIE, Minn. (December 8, 2014) – C.H. Robinson (Nasdaq: CHRW) today announced that Chad M. Lindbloom, the company’s Chief Financial Officer, will assume the role of Chief Information Officer. Lindbloom, the long-time Chief Financial Officer, will retain the CFO role while the company conducts a formal search for a replacement. Thomas K. Mahlke, who has served as CIO for seven years, and previous to that the controller for eight years, will be moving into a financial and analytical leadership role in the company’s North American Surface Transportation division.

“Technology is one of our core competitive advantages and an essential part of our strategy. Our business continues to evolve and globalize and the importance of technology, and our related investments, will increase in the future,” said John Wiehoff, Chief Executive Officer. “We internally develop all of our core technology. Finance and IT have always been very closely aligned in our proprietary technology solutions that include heavy investment in financial controls and analysis for our customers. Chad has served on our IT Steering Committee for many years and he has significant experience leading many of our technology strategic initiatives. His deep understanding of our business, customer and supplier relationships, and future growth strategies will be instrumental in his success and ability to lead our global IT team. These changes will help position Robinson to execute our long term strategy and I’m excited to have both Chad and Tom in their new roles.”

“I’m honored to have served the company as CFO for 15 years, and am excited for my new role,” said Mr. Lindbloom. “I have always had a passion for our technology and this position enables me to support our ongoing success by leading our very talented technology team and our strategy for Navisphere, our global technology platform. Our innovation, customer focus, and global scale have been key to our industry-leading technology and will continue to be critical to our strength in the marketplace.”

Founded in 1905, C.H. Robinson is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 customers through a network of over 280 offices in North America, South America, Europe, and Asia. C.H. Robinson delivers its products and services through its proprietary, integrated software, Navisphere. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 63,000 transportation providers worldwide. For more information about our company, visit our Web site at www.chrobinson.com.